Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

December 31, 2024

Quarterly Distribution Report No. 240

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing during the third quarter of 2024 (the “Q3 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q3 Distribution Period (the “Contingent Portion Payment”).

The Trust received $241,778 ($.8706 per Trust Unit) for the Contingent Portion Payment attributable to the Q3 Distribution Period, as compared to $281,292 ($1,0129 per Trust Unit) for the payment attributable to the third quarter of 2023.

The Trust has incurred administrative expenses to third parties in connection with invoices rendered to the Trust, in the amount of $277,422. At the record date, the Trust’s accrued expenses exceeded the Contingent Portion Payment. As a result, after payment of expenses, the Trust will have a deficit and will not make any distribution to Unit Holders in respect of the Contingent Portion Payment. In addition, the Trustees have determined to create a reserve from future distributions to satisfy the existing deficit and on account of anticipated future administrative expenses.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

  MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2024 and December 31, 2023 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2024	Per Unit*

Gross royalty income collected by EMI for the period	$610,486

Less: Related royalty expense	216,069
Amount deducted by EMI	152,616
Adjustment for copyright renewals, etc.	23

	368,708

Balance as reported by EMI	$241,778

Payments received by Trust	$241,778	$.8706

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	$277,422	.9990

Balance available for distribution

Distribution per Unit*

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2023		Per Unit*	Twelve Months Ended December 31, 2024	Per Unit	Twelve Months Ended December 31, 2023		Per Unit

$815,552			$3,759,925		$3,780,337

289,371			1,347,523		1,339,599
244,569			1,119,305		1,198,214
320			1,322		4,976

534,260			2,468,150		2,542,789

$281,292			$1,291,775		$1,237,548

$281,292		$1.0129	$1,291,775	$4.6515	$1,237,548		$4.4562

103,396		.3723	668,686	2.4078	373,696		1.3456

$177,896		$.6406	$623,089	$2.2436	$863,852		$3.1106

	$.6406					$3.1106